Exhibit 23
“This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated transactions”.
DIRECTORS OF TELEFÓNICA MÓVILES, S.A.

				First	Last
Name and Surname	Age	Nationality	Address	Appointment o	Appointment
Mr. Antonio Viana-Baptista	48	Portuguese	Pº de Recoletos, 7-9. 3[a] Pta. — Madrid	09- 27-2002(i)
Mr. Fernando de Almansa Moreno-Barreda	57	Spanish	Gran Vía, 28. Pta. 12 — Madrid	04-01-2003
Mr. José María Álvarez-Pallete López	42	Spanish	Gran Vía, 28. 9[a] Pta. — Madrid	02-14-2000	05-06-2005
Mr. Lars. M. Berg	58	Swedish	Kevinge Strand 39B SE-182 31 Danderyd (Suecia)	10-20- 2000
Mr. Alejandro Burillo Azcárraga	54	Mexican	Pº de los Tamarindos 400 — A piso 31 Bosques de las Lomas — 05120 México D.F.	04-01-2003
Mr. Miguel Canalejo Larrainzar	64	Spanish	Pº Castella, 151. 2º Drcha. — Madrid	10-20-2000
Mr. Maximino Carpio García	60	Spanish	Dr. Casimiro Morcillo, 39 — Alcobendas (Madrid)	10-20-2000
Mr. Enrique Corominas Vila	70	Spanish	Tuset, 15 2º (Barcelona)	07-26-2005
Mr. Javier Echenique Landiribar	54	Spanish	Rodríguez Arias, 71 bis, 7[a] Planta, Bilbao	05-31-2002	05-06-2005
Mr. Víctor Goyenechea Fuentes	55	Spanish	C/ Monte Esquinza, 35. 1º A — Madrid	10-20-2000
Mr. Luis Lada Díaz	56	Spanish	Gran Vía, 28. 9[a]. Pta. — Madrid	08-10-2000
Mr. José María Mas Millet	52	Spanish	Goya, 24. 8[a] Pta. — Madrid	02-14-2000	06-28-2002
Mr. Antonio Massanell Lavilla	51	Spanish	Avda. Diagonal 621-629 Torre 1 Pl. 22 (Barcelona)	10-20-2000
Mr. Alfonso Merry del Val Gracie	59	Spanish	Pº Castellana, 151. 2º Drcha. — Madrid	10-20-2000

(i)	Appointed as Executive Chairman on this data.